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                                                                     EXHIBIT 3.1

              AMENDMENT NO. 4 TO THE SECOND AMENDED AND RESTATED
                      AGREEMENT OF LIMITED PARTNERSHIP OF
                      PLAINS ALL AMERICAN PIPELINE, L.P.

     THIS AMENDMENT NO. 4 TO THE SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF PLAINS ALL AMERICAN PIPELINE, L.P. (this "Amendment"), dated as of June 27, 2001, is entered into and effectuated by Plains AAP, L.P., a Delaware limited partnership, as the General Partner, pursuant to the authority granted to it in Section 13.1(d) of the Second Amended and Restated Agreement of Limited Partnership of Plains All American Pipeline, L.P., dated as of November 23, 1998, as amended (the "Partnership Agreement"). Capitalized terms used but not defined herein are used as defined in the Partnership Agreement.

    WHEREAS, Section 13.1(d) of the Partnership Agreement provides that the General Partner may amend any provision of the Partnership Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect a change that, in the discretion of the General Partner, does not adversely affect the Limited Partners in any material respect; and

     WHEREAS, pursuant to a Contribution, Assignment and Amendment Agreement (the "Contribution Agreement") dated as of the date hereof by and among the Partnership, Plains Marketing, L.P., All American Pipeline, L.P., the General Partner, Plains All American GP LLC and Plains Marketing GP Inc., the general partner interests held by the General Partner in Plains Marketing, L.P. and All American Pipeline, L.P. were transferred to Plains Marketing GP Inc.; and

     WHEREAS, the Contribution Agreement amended the Partnership Agreement to permit and reflect the transactions contemplated by the Contribution Agreement, and provided that the General Partner could further amend the Partnership Agreement to the extent necessary to carry out the purposes and intent of the Contribution Agreement; and

     WHEREAS, the General Partner deems it in the best interest of the Partnership to adopt this Amendment in order to provide that the Partnership Agreement be amended in all respects to the extent necessary, but only to the extent necessary, to carry out the purposes and intent of the Contribution Agreement; and

     NOW, THEREFORE, the Partnership Agreement is hereby amended to add a new
Section 16.11, which reads in its entirety as follows:
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     SECTION 16.11  Amendments to Reflect Contribution, Assignment and Amendment
                    Agreement.

          In addition to the amendments to this Agreement contained in that certain Contribution, Assignment and Amendment Agreement, dated as of June 27, 2001, by and among the Partnership, the Operating Partnerships, the General Partner, Plains All American GP LLC and Plains Marketing GP Inc., and notwithstanding any other provision of this Agreement to the contrary, this Agreement shall be deemed to be further amended and modified to the extent necessary, but only to the extent necessary, to carry out the purposes and intent of the Contribution, Assignment and Amendment Agreement.

     This Amendment will be governed by and construed in accordance with the laws of the State of Delaware.
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     IN WITNESS WHEREOF, this Amendment has been executed as of the date first written above.


                                        PLAINS AAP, L.P.
                                        General Partner

                                        By:   Plains All American GP LLC,
                                              its general partner

                                               /s/ TIM MOORE
                                        By:   _______________________________
                                        Name:  Tim Moore
                                        Title: Vice President